                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                    LAMINATING TECHNOLOGIES, INC. ("SELLER")


                                       AND


                     PACKAGING ATLANTA CORPORATION ("BUYER")


                                 APRIL 26, 1999

                                TABLE OF CONTENTS



1.       Purchase and Sale of Assets.............................................................................A-1
         1.1      Assets.........................................................................................A-1
         1.2      Exclusions from Assets.........................................................................A-2
         1.3      Liabilities and Obligations Assumed............................................................A-3
                  1.3.1    By Buyer..............................................................................A-3
                  1.3.2    By Seller.............................................................................A-3
         1.4      Transfer Documents.............................................................................A-3

2.       Purchase Price and Manner of Payment....................................................................A-3
         2.1      General........................................................................................A-3
         2.2      Calculation and Payment of Purchase Price......................................................A-3
                  2.2.1    Purchase Price........................................................................A-3
                  2.2.2    Earnest Money.........................................................................A-4
                  2.2.3    At Closing............................................................................A-4
                  2.2.4    Purchase Price Adjustment.............................................................A-4

3.       Closing.................................................................................................A-4
         3.1      Time and Place of Closing......................................................................A-4
         3.2      Seller's Performance...........................................................................A-4
                  3.2.1    Documents.............................................................................A-4
                  3.2.2    Corporate Documents...................................................................A-4
                  3.2.3    Records...............................................................................A-5
                  3.2.4    Assets................................................................................A-5
                  3.2.5    Officer's Certificate.................................................................A-5
                  3.2.6    Other.................................................................................A-5
         3.3      Buyer's Performance............................................................................A-5
                  3.3.1    Documents.............................................................................A-5
                  3.3.2    Corporate Documents...................................................................A-5
                  3.3.3    Officer's Certificate.................................................................A-5
                  3.3.4    Other.................................................................................A-5

4.       CONDITIONS OF BUYER.....................................................................................A-5
         4.1      Approval of Transaction........................................................................A-5
         4.2      Employment and Confidentiality Agreements......................................................A-6
         4.3      Intellectual Property Assignments..............................................................A-6
         4.4      Correctness of Representations and Warranties..................................................A-6
         4.5      Third Party Consents...........................................................................A-6

5.       CONDITIONS OF SELLER....................................................................................A-6
         5.1      Approval of Transaction........................................................................A-6



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
         5.2      Correctness of Representations and Warranties..................................................A-6

6.       REPRESENTATIONS AND WARRANTIES OF PARTIES...............................................................A-7
         6.1      Seller.........................................................................................A-7
                  6.1.1    Corporate Status......................................................................A-7
                  6.1.2    Authorization.........................................................................A-7
                  6.1.3    Consents..............................................................................A-7
                  6.1.4    Bulk Sales Compliance.................................................................A-7
                  6.1.5    Ownership of Personal Property and Inventories........................................A-7
                  6.1.6    Collectibility of Accounts............................................................A-7
                  6.1.7    Personal Property Used In Business....................................................A-7
                  6.1.8    Licenses and Permits; Compliance With Laws............................................A-8
                  6.1.9    Litigation............................................................................A-8
                  6.1.10   Taxes.................................................................................A-8
                  6.1.11   Assigned Contracts....................................................................A-8
                  6.1.12   Customer Contracts....................................................................A-8
                  6.1.13   Intellectual Property.................................................................A-8
                  6.1.14   Warranties............................................................................A-9
                  6.1.15   Condition of Assets...................................................................A-9
                  6.1.16   Financial Statements..................................................................A-9
                  6.1.17   Absence of Changes....................................................................A-9
                  6.1.18   Absence of Undisclosed Liabilities...................................................A-10
                  6.1.19   Environmental Laws...................................................................A-10
                  6.1.20   Bankruptcy...........................................................................A-11
                  6.1.21   Employees............................................................................A-11
                  6.1.22   Employee Benefit Plans...............................................................A-11
                  6.1.23   Brokers' and Finders Fees............................................................A-11
                  6.1.24   Material Information.................................................................A-11
         6.2      Buyer.........................................................................................A-12
                  6.2.1    Corporate Status.....................................................................A-12
                  6.2.2    Authorization........................................................................A-12
                  6.2.3    Brokers' and Finders' Fees...........................................................A-12

7.       COVENANTS..............................................................................................A-12
         7.1      Covenants of Seller...........................................................................A-12
                  7.1.1    Covenant Not to Compete..............................................................A-12
                  7.1.2    Employment Terms.....................................................................A-12
                  7.1.3    Payment of Creditors.................................................................A-12
                  7.1.4    Change of Corporate Name.............................................................A-13
                  7.1.5    Conduct of Business Prior to Closing.................................................A-13

8.       INDEMNIFICATION........................................................................................A-13
         8.1      Survival......................................................................................A-13
         8.2      Seller........................................................................................A-13



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
         8.3      Buyer.........................................................................................A-13
         8.4      Limitations...................................................................................A-13
         8.5      Rules Regarding Indemnification...............................................................A-14
                  8.5.1    Notice...............................................................................A-14
                  8.5.2    Defense of Claim.....................................................................A-14
                  8.5.3    Settlements..........................................................................A-14

9.       MISCELLANEOUS..........................................................................................A-14
         9.1      Address.......................................................................................A-15
         9.2      Modification or Amendments....................................................................A-15
         9.3      Fees and Expenses.............................................................................A-15
         9.4      Access to Books and Records...................................................................A-15
         9.5      Waiver........................................................................................A-15
         9.6      Successors and Assigns........................................................................A-15
         9.7      Separate Counterparts.........................................................................A-16
         9.8      Exhibits and Schedules........................................................................A-16
         9.9      Further Assurances............................................................................A-16
         9.10     Applicable Law.  .............................................................................A-16
         9.11     Entire Agreement..............................................................................A-16





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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into this 26th day of April 1999 by and between LAMINATING TECHNOLOGIES, INC. ("Seller"), a Delaware corporation, and PACKAGING ATLANTA CORPORATION ("Buyer"), a Georgia corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Agreement pursuant to which Seller shall sell to Buyer certain of Seller's assets used in connection with Seller's manufacture, sale, marketing and distribution of specialized laminated cardboard, packaging and containers ("Business"); and

         NOW THEREFORE, for good and valuable consideration and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

              1.1 ASSETS. On the Closing Date (as hereinafter defined) and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall acquire and assume from Seller, all of the following assets, properties and rights of Seller pertaining to the Business, free and clear of any and all liens, claims or encumbrances of any nature whatsoever except as otherwise expressly provided herein (collectively, "Assets"):

                  1.1.1 All of Seller's right, title and interest in and to the uncompleted customer contracts with Seller, including without limitation those described on Schedule 1.1.1 attached hereto ("Customer Contracts");

                  1.1.2 All furniture, fixtures, materials, equipment, computer equipment, vehicles, tools, spare parts, and other similar tangible personal property (other than the Inventories as defined below) owned by Seller and used in the Business, including without limitation the property described on Schedule
1.1.2 attached hereto ("Personal Property");

                  1.1.3 All right, title and interest of Seller in the inventory (including, without limitation, raw materials, work in process, samples, finished goods and products) and supplies of Seller used in the Business, including without limitation the inventory as described in summary format at
Schedule 1.1.3 ("Inventories").

                  1.1.4 All leases, contracts or agreements relating to the Assets or attributable to the Business (other than Customer Contracts) that Buyer has elected to acquire, as described on Schedule 1.1.4 hereto (collectively, "Assigned Contracts"), and all of Seller's rights, title, interests, powers, remedies, benefits, options, privileges and warranty claims therein, thereto, and thereunder, at law or in equity;

                  1.1.5 Originals (or, where appropriate, copies) of all operating data and records of Seller relating to all of the Assets purchased hereunder and relating to Seller's customers ("Customers") and Seller's suppliers ("Suppliers"), wherever located, including without limitation records, files and other documents pertaining to customers, including specifications, customer lists, warranty records and claim files, supplier lists, credit information and correspondence, agency proceedings, licenses and permits and similar records, accounting data, manufacturing and inventory systems data, engineering data, and marketing materials (collectively, "Records");

                  1.1.6 All accounts and notes receivable and revenues and other receipts and collections of Seller existing as of the Closing Date, as the same is more particularly described on Schedule 1.1.6 attached hereto ("Accounts");

                  1.1.7 All computer software and related documentation relating to or used in connection with the Business, including without limitation all accounting software;

                  1.1.8 All right, title and interest of Seller in and to inventions, discoveries, improvements, designs, patterns, processes, formulae, trade secrets, proprietary rights and data, whether or not registered, and the assignable licenses and permits, in each case used in the Business, including, without limitation all trademarks, patents and patent applications as described on Schedule 1.1.8 attached hereto ("Intellectual Property");

                  1.1.9 All of Seller's right, title and interest in and to the name "Laminating Technologies" and any reasonable derivation thereof; and

         1.2      LIABILITIES AND OBLIGATIONS ASSUMED.

                  1.2.1 BY BUYER. Buyer shall assume or observe, commencing and effective from and after the Closing Date, Seller's obligations pursuant to the Assigned Contracts, and pursuant to the Customer Contracts (collectively the "Assumed Liabilities"). Except for those obligations which Buyer specifically agrees to assume hereunder, Buyer does not assume any liability or obligation of Seller, whether known or unknown, and irrespective of when arising, in each case irrespective of whether such liability or obligation may have been disclosed to Buyer.

                  1.2.2 BY SELLER. Following the Closing Date, Seller shall make good faith efforts to assist Buyer in taking control of the Assigned Contracts and the Customer Contracts, and Seller shall provide Buyer with all contracts, work papers, service records, and other documents relating to the Assigned Contracts and Customer Contracts.

              1.3 TRANSFER DOCUMENTS. Seller's transfer and sale of the Assets hereunder shall be effected by delivery at Closing of a Bill of Sale in the form of EXHIBIT A attached hereto and other good and sufficient instruments of sale, transfer, assignment and conveyance and all consents of third parties necessary thereto, and Buyer's assumption of the Assumed Liabilities hereunder shall be evidenced by the Assumption Agreement in the form of EXHIBIT B attached hereto (collectively, "Transfer Documents").

2.       PURCHASE PRICE AND MANNER OF PAYMENT.

         2.1 GENERAL. As consideration for the sale of the Assets and subject to the prorations, credits, and adjustments contemplated herein, Buyer shall pay to Seller on the Closing Date the Purchase Price (as defined at Section 2.2.1). The Purchase Price shall be allocated among the Assets in proportion to the current value of such Assets as reflected in the balance sheet of Seller to be delivered to Buyer at Closing. Buyer and Seller agree that they each shall report the allocation of the Purchase Price in a manner consistent with the foregoing sentence.

         2.2 CALCULATION AND PAYMENT OF PURCHASE PRICE. The Purchase Price shall be calculated and paid as follows.

                  2.2.1 PURCHASE PRICE. The purchase price (as hereinafter formulated, "Purchase Price") shall be the sum of (i) fifty percent (50%) of the net book value of inventory and property plant and equipment of Seller as of the Closing Date as reflected on Seller's books and records as of the Date of Closing and (ii) eighty percent (80%) of the accounts receivable net of any reserves for bad debt ("Net Account Receivables"), as reflected on Seller's books and records as of the Closing Date, to the extent that the total of Net Accounts Receivables is less than or equal to $160,000. To the extent that the total of Net Accounts Receivable exceeds $160,000 ("Additional Net Accounts Receivable"), such Additional Net Accounts Receivable shall be treated as inventory and the Purchase Price shall be equal to fifty percent (50%) of the net book value of the Additional Net Accounts Receivable as reflected on Seller's books and records as of the Closing Date.

                  2.2.2 EARNEST MONEY. The parties acknowledge that upon execution and delivery of this Agreement, Buyer shall deposit with Seller the sum of Fifty Thousand and No/100ths Dollars ($50,000) as earnest money ("Earnest Money"). The Earnest Money shall be applied to the Purchase Price due on the Closing Date. If the parties fail to close this transaction solely by reason of Buyer's default of one or more of its obligations hereunder, the Earnest Money shall be forfeited and become the sole property of Seller. In such event, retention of the Earnest Money shall serve as full and complete satisfaction of any and all claims Seller may have against Buyer arising out of breach of this Agreement. If the transaction is not consummated for any reason other than breach of this Agreement by Buyer, the Earnest Money shall be returned, in full, to Buyer. Nothing in this Section shall in any way limit or decrease the liability of Seller pursuant to the provisions of Section 8 hereto.

                  2.2.3 AT CLOSING. The balance of the Purchase Price (less a credit for the Earnest Money), subject to the prorations, credits, and adjustments contemplated herein, shall be paid in cash at Closing by Buyer to Seller.

                  2.2.4 PURCHASE PRICE ADJUSTMENT. On or prior to Closing, Seller agrees to pay all liabilities related to the Assets ("Trade Payables") as set forth on Schedule 2.2.4. To the extent that Seller fails to pay such Trade Payables, the Purchase Price shall be adjusted to provide Buyer with a credit in an amount equal to the amount of the unpaid Trade Payables and the portion of the Purchase Price due at Closing shall be reduced to reflect such credit.

3.       CLOSING.

              3.1 TIME AND PLACE OF CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall take place on the date that is mutually agreed in writing between Buyer and Seller ("Closing Date") at the office of McCullough, Sherrill LLP, 1409 Peachtree Street, N.E., Atlanta, Georgia, or such other place as Buyer and Seller shall mutually agree; provided, however, that the Closing shall in all events occur on or before June 30, 1999 ("Closing Deadline"), unless extended by mutual agreement of Buyer and Seller.

              3.2 SELLER'S PERFORMANCE. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, each of which shall be a condition to Buyer's obligation to close the transactions contemplated hereby:

                  3.2.1 DOCUMENTS. Bill of Sale, Assignment and Assumption Agreement, Assignments of Intellectual Property, all executed by Seller.

                  3.2.2 CORPORATE DOCUMENTS. Certified copy of Seller's articles of incorporation; original Certificate of Existence of Seller issued within thirty days of the Closing Date; certified copy of the resolution of the Board of Directors of Seller authorizing the transactions set forth in this Agreement; and Seller's incumbency certificate.


                  3.2.3 RECORDS.  Physical possession of the Records.

                  3.2.4 ASSETS.  Physical possession of the Assets.

                  3.2.5 OFFICER'S CERTIFICATE. Certificate of an officer of the Seller that the representations and warranties herein of the Seller, including all schedules attached hereto, are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  3.2.6 OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to Closing, as Buyer or its counsel may reasonably require.

              3.3 BUYER'S PERFORMANCE. At Closing, Buyer shall deliver or cause to be delivered to Seller the following, each of which shall be a condition to Seller's obligation to close the transactions contemplated hereby:

                  3.3.1 DOCUMENTS. Original Assignment and Assumption Agreement executed by Buyer.

                  3.3.2 CORPORATE DOCUMENTS. Certified copy of Buyer's articles of incorporation original Certificate of Existence of Buyer issued within thirty days of the Closing Date; certified copy of the resolution of the Board of Directors of Buyer authorizing the transactions set forth in this Agreement; and Buyer's incumbency certificate.

                  3.3.3 OFFICER'S CERTIFICATE. Certificate of an officer of the Buyer that the representations and warranties herein of the Seller, including all schedules attached hereto, are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  3.3.4 OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of Buyer by this Agreement, at or prior to Closing, as Seller or its counsel may reasonably require.

4. CONDITIONS OF BUYER. The obligation of the Buyer to consummate the purchase of the Assets is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, which may be waived in whole or in part by the Buyer to the extent permitted by applicable law, but to the extent not so waived shall be deemed to constitute a good faith refusal by Buyer to close:

              4.1 APPROVAL OF TRANSACTION. Approval by the shareholders of Seller of the transaction which approval must be communicated by Seller to Buyer on the date of such approval and in all events at least five days prior to expiration of the Closing Deadline, failing which Buyer shall not be obligated to close unless Buyer so elects. In the event that the transaction is not approved by Seller's shareholders, Buyer shall be entitled to a full refund of the Earnest Money as provided at Section 2.2.2, and no party shall have any further obligation under this Agreement.

              4.2 INTELLECTUAL PROPERTY ASSIGNMENTS. Execution and delivery of all documents relating to the assignment or transfer of right, title and interest in any and all of the Intellectual Property set forth on Schedule 1.1.8 in form and substance reasonably satisfactory to Buyer.

              4.3 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, and shall not have been violated in any respect, as of the Closing Date as though made on and as of the Closing Date and, further, Seller shall have performed all of its obligations under this Agreement which by the terms hereof are to be performed on or before the Closing.

         4.4 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby, which in Buyer's reasonable opinion may be needed.

5. CONDITIONS OF SELLER. The obligation of Seller to consummate the purchase of the Assets is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, which may be waived in whole or in part by the Seller to the extent permitted by applicable law, but to the extent not so waived shall be deemed to constitute a good faith refusal by Seller to close:

         5.1 APPROVAL OF TRANSACTION. Approval by the shareholders of Seller of the transaction.

         5.2 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respect, and shall not have been violated in any respect, as of the Closing as though made on and as of the Closing Date and the Buyer shall, on or before the Closing, have performed all of its obligations under this Agreement which by the terms hereof are to be performed on or before the Closing.

6.       REPRESENTATIONS AND WARRANTIES OF PARTIES.

         6.1 SELLER. Seller represents, warrants and agrees as follows:

             6.1.1 CORPORATE STATUS. Seller is a corporation duly organized and in existence under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement, to sell the Assets and to perform its obligations hereunder and is duly qualified and licensed to carry on the Business as it is now being conducted.

             6.1.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Seller's articles of incorporation and by-laws, (ii) as of the Closing Date have been duly and validly authorized by all necessary action by the Seller's board of directors and shareholders and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation binding upon Seller.

             6.1.3 CONSENTS. Seller is not required to submit on or prior to the Closing Date any notice, report or other filing with or to receive any consent, approval or authorization from any governmental authority or third party in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

             6.1.4 BULK SALES COMPLIANCE. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act of the State of Georgia, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Buyer under this Agreement. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of (and shall on demand reimburse Buyer for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge such claims.

                  6.1.5 OWNERSHIP OF PERSONAL PROPERTY AND INVENTORIES. Except as set forth on Schedule 6.1.5 ("Encumbrances"), Seller has good and marketable title to all of the Personal Property and Inventories, free and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever.

                  6.1.6 COLLECTIBILITY OF ACCOUNTS. The Accounts have been generated in the ordinary course of the Business and are collectible in accordance with Seller's historical collection ratios as evidenced by the Records, and such Accounts are not subject to any defense, claim or offset.

                  6.1.7 PERSONAL PROPERTY USED IN BUSINESS. Other than as set forth on Schedule 6.1.7 attached hereto, the Personal Property and Inventories constitute all of the property necessary or useful to the conduct of the Business as it is currently conducted and all such property is physically located at Seller's principal place of business.

                  6.1.8 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Seller holds all licenses, permits, certificates and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business and the use of the Assets. Seller is presently conducting the Business so as to comply with all laws, rules, regulations and orders applicable to the Assets and the operation of the Business.

                  6.1.9 LITIGATION. Except as set forth on Schedule 6.1.9, there is no legal proceeding, claim or investigation of any kind pending or threatened relating to or affecting the Assets or the Business or its prospects, and Seller knows of no basis therefor, and there are no outstanding orders of any court, agency or tribunal relating to or affecting the Seller, the Assets, the Business or its or their prospects.

                  6.1.10 TAXES. All federal, state and local income, franchise, property, sales and use taxes and all other public taxes, charges or withholding obligations incurred at any time prior to the Closing Date relating to the Assets or Business are the obligation and liability of Seller and have been paid or provided for in full by Seller, and any taxes, charges or withholding obligations not so paid will be paid by Seller no later than the date when due.

                  6.1.11 ASSIGNED CONTRACTS. Attached at Schedule 1.1.4 are true, correct and complete copies of the Assigned Contracts. To the best of Seller's knowledge, all of the Assigned Contracts are in full force and effect and constitute the legal, valid and binding obligations of Seller and of the other parties thereto, enforceable in accordance with their terms, and neither Seller nor any other party to any such Assigned Contract has breached any provision of, or is in default under, the terms thereof, and there is existing no event or condition which, with notice or the passage of time or both, would constitute a default thereunder.

                  6.1.12 CUSTOMER CONTRACTS. Attached at Schedule 1.1.1 are true, correct and complete copies of the Customer Contracts. To the best of Seller's knowledge, all of the Customer Contracts constitute the legal, valid and binding obligations of Seller and of the customer party thereto, enforceable in accordance with their terms, and neither Seller nor any other party to any such Customer Contract has breached any provision of, or is in default under, the terms thereof, and there is existing no event or condition which, with notice or the passage of time or both, would constitute a default thereunder. Any prepayments or deposits made by customers with respect to such Customer Contracts have been applied by Seller to fulfillment of such Customer Contract.

                  6.1.13 INTELLECTUAL PROPERTY. Schedule 1.1.8 includes a true and complete list of all Intellectual Property owned, licensed to, used by or registered in the name of Seller in connection with the Business, as well as all licensing or similar agreements relating to the foregoing to which Seller is a party, either as a licensor or licensee. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property in the conduct of the Business being acquired by Buyer hereunder, and Seller is not in default under any such licensing or similar agreement, has not received any notice or other knowledge of conflict with or infringement (or alleged infringement) of any rights of others, and no officer, director, employee, shareholder or former shareholder of Seller has any rights in or to any of the Intellectual Property. Seller has no notice or knowledge that any of the owned Intellectual Property is being infringed upon or misappropriated by any third party. Seller owns and possesses adequate and enforceable rights to use the Intellectual Property and to transfer all of the owned Intellectual Property and all design drawings, trade secrets, processes, trade names, trademarks, patents, patent applications and other technical data used or useful in the Business, all of which are included in the Assets. The use in the Business of any owned Intellectual Property and other owned technical or proprietary data has not required and does not require the payment of any royalty or similar payment to any person, firm or corporation, and, on the Closing Date, Seller will transfer to Buyer good and marketable title to owned Intellectual Property, free and clear of any liens or encumbrances.

                  6.1.14 WARRANTIES. Except as set forth on Schedule 6.1.14 hereof, Seller has not made any express warranty covering the products or services sold or distributed to customers that is inconsistent with Seller's standard warranty described on Schedule 6.1.14 attached hereto ("Warranty").

                  6.1.15 CONDITION OF ASSETS. The Assets are in good operating condition and repair, subject to normal wear and use and routine maintenance, and usable in a manner consistent with their current or intended use.

                  6.1.16 FINANCIAL STATEMENTS. Attached at Schedule 6.1.16 are balance sheets of Seller as of September 30, 1998 and the related statements of income and retained earnings and changes in financial position for the periods then ended and unaudited monthly financial statements of Seller for the month ended December 31, 1998 as well as for the period of time ending on the Closing Date and to be delivered to Buyer pursuant to Section 2.2.1 hereof (collectively, "Financial Statements"). The Financial Statements present fairly the financial position of Seller as of the respective dates indicated and the results of operations and the changes in shareholders equity and financial position for the respective periods indicated in accordance with generally accepted accounting principles applied on a consistent basis.

                  6.1.17 ABSENCE OF CHANGES. Since the most recent date reflected on the Financial Statements and through and including the Closing Date, Seller has not and will not without the prior written consent of Buyer which consent shall not be unreasonably withheld (i) make any capital expenditures in excess of $10,000 in the aggregate or commitments for capital expenditures or the acquisition of any property, plant or equipment in excess of such amount in the aggregate; (ii) conduct its business in any manner materially inconsistent with its past practices, (iii) incur any damage, destruction or similar loss in an aggregate amount exceeding $10,000, whether or not covered by insurance; (iv) suffer any loss, or any prospective loss, of any customers or alter any contractual arrangement, not in the ordinary course of business or which could have a materially adverse effect on the Business; (v) incur any expenditure in excess of $10,000, other than such as may have been incurred or made in the ordinary course of business and other than capital expenditures described in clause (i) of this Subsection; (vi) suffer any material adverse change in its business, operations, earnings, assets or condition (financial or otherwise) and no event which could materially and adversely affect its business, operations, earnings, assets or condition (financial or otherwise) has occurred; (vii) dispose of any assets other than in the ordinary course of business; (viii) increase the rate of compensation payable or to become payable to its officers or employees or (ix) enter into any contract or commitment outside the ordinary course of business or inconsistent with prior practice.

                  6.1.18 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing Date, Seller does not have and will not have any indebtedness, liability or loss of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, which is material to the Business and which was not reflected on the Financial Statements or otherwise disclosed in this Agreement.

                  6.1.19 ENVIRONMENTAL LAWS.

                                    (a) Definitions. (i) "Environmental Laws"
means all applicable statutes, laws, ordinances, codes, rules, regulations, or policies promulgated or imposed by any federal, state, county, or municipal government or any Governmental Authority as defined herein, and all applicable judicial, administrative, and regulatory decrees, judgments and orders, whether voluntary or not, relating to the protection of human health, the environment, or natural resources, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. (CERCLA), as amended by the Superfund Amendments and Reauthorization of 1986 (SARA); the Georgia Hazardous Site Response Act, O.C.G.A. ss.12-8-90 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.
(RCRA), as amended by the Hazardous and Solid Waste Amendments of 1986 (HSWA); the Georgia Comprehensive Solid Waste Management Act, O.C.G.A. ss. 12-8-20 et seq.; the Georgia Hazardous Waste Management Act, O.C.G.A. ss. 12-8-60 et seq.; the Georgia Underground Storage Tank Act, O.C.G.A. ss. 12-13-1 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.


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(Clean Water Act); the Georgia Water Quality Control Act, O.C.G.A. ss. 12-5-20
et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Georgia Air Quality Act, O.C.G.A. 12-9-1 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq. (OSHA); the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq. (TSCA); the Georgia Asbestos Safety Act, O.C.G.A. ss. 12-12-1 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.11001-11050 (EPCRA), and the Spill Reporting Act, O.C.G.A. ss. 12-14-1 et seq.; (ii) "Hazardous Materials" means any hazardous or toxic substance or waste as defined or regulated by any applicable Environmental Laws; (iii) "Governmental Authority" or "Governmental Authorities" means any department, body, or commission of any federal, state, county, or municipal government or any governmental regulatory authority having jurisdiction under any applicable Environmental Laws over any property owned or leased by Seller in connection with the Business.

                                    (b) WARRANTIES. Seller represents and
warrants that: (i) No notice, notification, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no fine or penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Authority with respect to any violations of applicable Environmental Laws affecting the Business or the Assets; (ii) The Business has been and continues to be operated in compliance with all applicable Environmental Laws; (iii) Seller has not handled any Hazardous Materials in a way which would constitute a violation of any applicable Environmental Laws;
(iv) There have been no releases by Seller of Hazardous Materials ("Releases") at, on, under, or about the Business premises of Seller that require notification to any Governmental Authorities or that require cleanup, removal or remediation in order to effectuate compliance with any applicable Environmental Laws; (v) Seller has no knowledge of any Releases of Hazardous Materials by others at, on, under, or about the Business premises of Seller that require notification to any Governmental Authorities or that require cleanup, removal or remediation in order to effectuate compliance with any applicable Environmental Laws; (vi) To the best of Seller's knowledge, in connection with the Business, Seller has not transported or arranged for the transport or disposal of any Hazardous Materials to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or the Hazardous Site Inventory pursuant to the Georgia Hazardous Site Response Act or on any other similar federal or state list of sites requiring investigation or remediation; (vii) There are no environmental studies, audits, tests, or other reports conducted by, or which are in the possession of, Seller which have not been made available to the Buyer.

                  6.1.20 BANKRUPTCY. Seller has not filed nor does Seller have the present intention to file with any bankruptcy court of competent jurisdiction a voluntary petition under Titles 7 or 11 of the U.S. Bankruptcy Code, as amended, and nor is Seller the subject of any order for relief issued under any such Title; Seller has not filed nor has the present intention to file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors.



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                  6.1.21 EMPLOYEES. Buyer shall not be required to hire any of
Seller's employees, but to the extent Buyer does hire any of Seller's employees ("Employees"), Seller represents that none of such Employees is represented by any labor union or collective bargaining unit and that no Employee (other than the employees whose written employment contracts are attached hereto at Schedule 6.1.21) is employed pursuant to a written employment contract or on any basis other than an "at will" basis.

                  6.1.22 EMPLOYEE BENEFIT PLANS. Seller has at no time established, maintained or been obligated to contribute to any "employee pension benefit plan," as such term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended. Schedule 6.1.22 contains a true and complete list of all other employee welfare, health, life, disability, pension, profit sharing, deferred compensation or other benefit plan maintained by Seller for each Employee at any time within two years of the date hereof.

                  6.1.23 BROKERS' AND FINDERS FEES. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  6.1.24 MATERIAL INFORMATION. Seller has no knowledge of any material inaccuracies or omissions contained in the studies, reports, exhibits, schedules, or other written information delivered or made available to Buyer by Seller in connection with the Assets or the Business and pursuant to the terms of this Agreement. Seller does not know of any material issue, fact or circumstance with respect to the Assets or the Business which it has not disclosed to Buyer in this Agreement (including any Schedule attached hereto).

         6.2      BUYER.  Buyer represents, warrants and agrees as follows:

                  6.2.1 CORPORATE STATUS. Buyer is a corporation duly organized and in existence under the laws of the State of Georgia and has full power and authority to execute and deliver this Agreement, to purchase and acquire the Assets as herein provided and to assume the Assumed Liabilities hereunder and is duly qualified and licensed to carry on its business as it is now being conducted.

                  6.2.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Buyer's articles of incorporation and by-laws, (ii) have been duly and validly authorized by all necessary action by the Buyer's board of directors and shareholders, and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation binding upon Buyer.

                  6.2.3 BROKERS' AND FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.



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7.       COVENANTS.

         7.1      COVENANTS OF SELLER.

                  7.1.1 COVENANT NOT TO COMPETE. For a period of five (5) years from the Closing Date, Seller shall refrain from, directly or indirectly, manufacturing, selling or marketing and distributing (or assisting other parties in so doing) within the United States any products or services competitive with the Business.

                  7.1.2 EMPLOYMENT TERMS. Seller shall be responsible for the payment of all accrued compensation and benefits for the Employees up to and including the Closing Date (including payment to Buyer of the cost incurred by Buyer if Buyer is required by law to maintain or extend any employee benefit plan described at Schedule 6.1.22 for any Employee) as well as for the provision of notice to such Employees regarding the availability of continuing health insurance coverage as may be required under Federal or state law.

                  7.1.3 PAYMENT OF CREDITORS. Notwithstanding the requirement of Seller to pay all Trade Payables on or prior to Closing or the requirement that the Purchase Price be adjusted for any such unpaid Trade Payables as set forth in Section 2.2.4, after the Closing Seller shall pay in the normal course any and all valid debts, liabilities and obligations of Seller arising from, out of or in connection with the conduct of the Business or the ownership of the Assets prior to the Closing Date, other than the Assumed Liabilities.

                  7.1.4 CHANGE OF CORPORATE NAME. On or immediately following the Closing Date, Seller shall change its corporate name and terminate all rights and interest in the name Laminating Technologies, Inc., so that such name is available for the sole and exclusive use of Buyer. At Closing, Seller shall present to Buyer evidence satisfactory to Buyer of the same.

                  7.1.5 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof to the Closing Date, and except to the extent that Buyer shall otherwise consent in writing, Seller shall operate the Business as presently operated and only in the ordinary course, and use its best efforts to preserve intact its good will, reputation and present business organization and to preserve its relationships with persons having business dealings with it. Seller shall notify Buyer prior to entering into any purchase, sale, or other transaction which would negatively impact the value of the Assets.



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8.       INDEMNIFICATION.

         8.1 SURVIVAL. All representations, warranties, covenants, agreements and obligations made or undertaken by Seller or Buyer in this Agreement, or in any document or instrument executed and delivered pursuant hereto or contemplated hereby, are material, have been relied on by Seller or Buyer (as appropriate) and shall survive the Closing hereof for a period of two (2) years and shall not merge in the performance of any obligation by any party hereto. Nothing in this Section 8.1 shall in any way limit Seller's obligations under, or the duration of, Seller's covenant not to compete as set forth in Section 7.1.1.

         8.2 SELLER. Seller will indemnify and hold harmless Buyer, its successors and assigns from, for and against any loss, damage, liability, injury or deficiency (and any and all costs and expenses suffered or incurred by Buyer) resulting from any inaccuracy in any representation or the breach of any warranty made by Seller or any failure of Seller duly to perform or observe any term, provision, covenant, agreement or condition hereunder, including without limitation any debt, obligation or liability which is not specifically assumed by Buyer pursuant to this Agreement and further including without limitation any liabilities or losses resulting from operations of the Business relating to the period prior to the Closing Date (other than with respect to the Assumed Liabilities). Notwithstanding anything to the contrary contained herein, Seller will indemnify and hold harmless Buyer, its successors and assigns from, for and against any loss damage, liability, injury or deficiency (and any and all costs and expenses suffered or incurred by Buyer) resulting from the transport or arranged transport or disposal of any Hazardous Materials to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or the Hazardous Site Inventory pursuant to the Georgia Hazardous Site Response Act or on any other similar federal or state list of sites requiring investigation or remediation.

         8.3 BUYER. Buyer will indemnify and hold harmless Seller, its successors and assigns from, for and against any loss, damage, liability or deficiency (and any and all costs and expenses suffered or incurred by Seller) resulting from any inaccuracy in any representation or the breach of any warranty made by Buyer or any failure of Buyer duly to perform or observe any term, provision, covenant, agreement or condition hereunder.

         8.4 LIMITATIONS. The liability of either party to indemnify the other party for any damages incurred in connection with any breach of any representation, warranty or covenant made by either party in this Agreement shall be limited to the Purchase Price under this Agreement. No damage shall be recoverable hereunder unless the aggregate amount of damages exceeds $10,000; provided, however, that once such threshold is met, the full amount of damages, from the first dollar, shall be recoverable.

         8.5 RULES REGARDING INDEMNIFICATION. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:



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



                  8.5.1 NOTICE. The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Section, stating the nature and basis of said claims and the amounts thereof, to the extent known.

                  8.5.2 DEFENSE OF CLAIM. In the event any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained herein, the action, suit or proceeding shall, upon the written election by the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem reasonably appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense (and not subject to reimbursement under this Section) unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) such indemnified party shall have reasonably concluded upon advice of counsel and specifically notified the indemnifying party in writing that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein, in any of which event the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense any such action, suit or proceeding.

                  8.5.3 SETTLEMENTS. The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.



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9.       MISCELLANEOUS.

         9.1 ADDRESS. All notices, requests, demands and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given when delivered (including by express mail) or upon being mailed, if mailed by certified or registered mail with postage prepaid, return receipt requested:

Seller:                                      Buyer:

Laminating Technologies Inc.                 Packaging Atlanta Corporation
1160 Hightower Road                          291 North Industrial Parkway
Atlanta, Georgia 30350                       Canton, Georgia 30115
                                             Attn: Pat Haddon

With a Copy to                               With a Copy to:

Shahram Eslami                               James W. King
Schnader Harrison Segal & Lewis, LLP         McCullough Sherrill, LLP
303 Peachtree Street, N.E.                   1409 Peachtree Street, N.E.
SunTrust Plaza, Suite 2800                   Atlanta, Georgia 30309
Atlanta, Georgia 30308


Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by written notice to the other party.

         9.2 MODIFICATION OR AMENDMENTS. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the party to be charged.

         9.3 FEES AND EXPENSES. Except as otherwise provided in this Agreement, Seller and Buyer each shall pay their own expenses, including the fees and expenses of the counsel and accountants retained by each, incurred in connection with this Agreement, the obligations hereunder, or the transactions contemplated herein.

         9.4 ACCESS TO BOOKS AND RECORDS. After the Closing Date, Buyer will provide Seller with access to the books and records which relate to all of the Assets purchased hereunder and which relate to the Customers and Suppliers for periods prior to the Closing Date, as reasonably requested by Seller in connection with any tax or other liability of Seller related to the Business, and Seller shall provide Buyer with access to the books and records of Seller as reasonably requested by the Buyer.

         9.5 WAIVER. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.


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




         9.6 SUCCESSORS AND ASSIGNS. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Neither Buyer or Seller shall assign this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to a majority owned affiliate of Buyer without the prior written consent of Seller.

         9.7 SEPARATE COUNTERPARTS. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

         9.8 EXHIBITS AND SCHEDULES. Each fact or statement recited or contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed a representation and a warranty hereunder.

         9.9 FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

         9.10 APPLICABLE LAW. This Agreement shall, in all respects, be governed by the laws of the State of Georgia applicable to agreements executed and to be wholly performed within the State of Georgia.

         9.11 ENTIRE AGREEMENT. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

BUYER:                                  SELLER:

PACKAGING ATLANTA CORPORATION           LAMINATING TECHNOLOGIES, INC.


BY:     /s/ James P. Hadden             BY:    /s/ Michael E. Noonan
   --------------------------------        --------------------------------



NAME:   James P. Hadden                 NAME:  Michael E. Noonan
     ------------------------------          ------------------------------



TITLE:  President                       TITLE: Chairman, President, C.E.O.
      -----------------------------           -----------------------------



DATE:   April 26, 1999                  DATE:  April 26, 1999
     ------------------------------          ------------------------------




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